Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SkyTerra Communications, Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of SkyTerra Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the consolidated financial statement schedule, Schedule II–Valuation and Qualifying Accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We did not audit the financial statements of Mobile Satellite Ventures LP (an equity investee), which constitute 21 percent of consolidated total assets as of December 31, 2005, and contributed a loss to income before taxes and discontinued operations of $9,469,000 for the year ended December 31, 2005. Such financial statements were audited by other auditors whose report (which includes an explanatory paragraph indicating that Mobile Satellite Ventures LP adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities) has been furnished to us, and our opinion, insofar as it relates to such amounts included for Mobile Satellite Ventures LP, is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of SkyTerra Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 29, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

March 29, 2006

SKYTERRA COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$21,964	$34,734
Short-term investments	6,000	59,748

Total cash, cash equivalents and short-term investments	27,964	94,482
Restricted cash	2,295	—
Accounts receivable, net of allowance for bad debt of $78 and $78, respectively	47	29
Prepaid expenses	268	418
Deferred income taxes	23,378	—
Deferred transaction costs	557	4,989
Other current assets	210	393
Assets held for sale	468	646

Total current assets	55,187	100,957
Investment in Hughes Network Systems, LLC	75,282	—
Investment in Mobile Satellite Ventures LP	42,761	50,098
Investments in affiliates	4,362	3,361
Deferred income taxes	26,956	—
Restricted cash	765	—
Property and equipment, net	18	39
Other assets	6	115

Total assets	$205,337	$154,570

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,380	$2,041
Accrued liabilities	2,473	8,205
Deferred revenue	—	20
Liabilities held for sale	525	246

Total current liabilities	5,378	10,512

Commitments and contingencies
Minority interest	8,474	9,974

Series A Redeemable Convertible Preferred Stock, $.01 par value, net of unamortized discount of $28,194 and $32,589, respectively	93,100	88,706

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 10,000,000 shares; issued 1,199,007 shares as Series A Redeemable Convertible Preferred Stock at December 31, 2005 and 2004	—	—
Common stock, $.01 par value. Authorized 200,000,000 shares; issued and outstanding 8,731,976 shares at December 31, 2005 and 8,384,809 shares at December 31, 2004	87	84
Non-voting common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 8,990,212 shares at December 31, 2005 and 2004	90	90
Additional paid-in capital	473,609	475,827
Accumulated other comprehensive loss	(4,106)	(3)
Accumulated deficit	(371,295)	(430,620)

Total stockholders’ equity	98,385	45,378

Total liabilities and stockholders’ equity	$205,337	$154,570

See accompanying notes to consolidated financial statements.

SKYTERRA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Years Ended December 31,
	2005	2004	2003
Revenues	$615	$2,117	$699
Cost of revenues	(326)	(2,036)	(913)

Gross margin	289	81	(214)
Selling, general and administrative expenses	(9,588)	(9,367)	(6,733)

Loss from operations	(9,299)	(9,286)	(6,947)
Interest income, net	1,436	10,548	6,304
Equity in earnings of Hughes Network Systems, LLC	24,054	—	—
Equity in loss of Mobile Satellite Ventures LP	(9,469)	(1,020)	—
Loss on investments in affiliates	(638)	(1,336)	(404)
Other income, net	877	21,030	244
Minority interest	1,925	(810)	(1,126)

Income (loss) before taxes and discontinued operations	8,886	19,126	(1,929)
Income tax benefit	50,334	—	–

Income (loss) from continuing operations	59,220	19,126	(1,929)
Loss from discontinued operations	(956)	(1,960)	—
Gain from wind-down of discontinued operations	1,061	—	1,211

Net income (loss)	59,325	17,166	(718)
Cumulative dividends and accretion of redeemable convertible preferred stock to liquidation value	(9,969)	(9,918)	(9,687)

Net income (loss) attributable to common stockholders	$49,356	$7,248	$(10,405)

Basic earnings (loss) per common share:
Continuing operations	$2.79	$0.61	$(0.76)
Discontinued operations	0.01	(0.13)	0.08

Net earnings (loss) per share	$2.80	$0.48	$(0.68)

Diluted earnings (loss) per common share:
Continuing operations	$2.66	$0.58	$(0.76)
Discontinued operations	0.01	(0.12)	0.08

Net earnings (loss) per share	$2.67	$0.46	$(0.68)

Weighted average common shares outstanding:
Basic	17,614,474	15,115,895	15,341,518

Diluted	18,488,021	15,837,370	15,341,518

See accompanying notes to consolidated financial statements.

SKYTERRA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$59,325	$17,166	$(718)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Gain from adjustment to reserve for note receivable and accrued interest from Motient Corporation	—	(22,516)	—
(Gain) loss from discontinued operations	(105)	1,960	(1,211)
Depreciation and amortization	27	44	43
Equity in earnings of Hughes Network Systems, LLC	(24,054)	—	—
Equity in loss of Mobile Satellite Ventures LP	9,469	1,020	—
Loss on investments in affiliates	638	1,336	404
Minority interest	(1,925)	810	1,126
Gain on sale of property and equipment	(49)	—	—
Non-cash compensation charges	965	3,095	107
Non-cash charge for issuance of warrants by consolidated subsidiary	—	296	27
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(18)	208	219
Deferred income taxes	(50,334)	—	—
Prepaid expenses, interest receivable, deferred transaction costs and other assets	4,863	10,314	(5,465)
Accounts payable and accrued liabilities	(4,153)	4,114	(838)
Deferred revenue	(20)	(138)	(15)

Net cash (used in) provided by continuing operations	(5,371)	17,709	(6,321)
Net cash used in discontinued operations	(1,093)	(1,565)	(427)

Net cash (used in) provided by operating activities	(6,464)	16,144	(6,748)

Cash flows from investing activities:
Purchase interest in Hughes Network Systems, LLC	(50,000)	—	—
Repayments (purchases) of notes receivable	—	21,500	(2,500)
Purchases of short-term investments	(12,228)	(68,602)	(23,637)
Sales of short-term investments	65,977	30,649	5,850
Restricted cash	(3,060)	—	—
Cash paid for investments in affiliates	(3,562)	(1,928)	(482)
Sales of investments in affiliates	1,923	—	1
Sales of property and equipment	62	—	—
Purchases of property and equipment, net	(3)	(11)	(7)
Cash paid for acquisitions, net of cash acquired and acquisition costs	—	19	125

Net cash used in continuing operations	(891)	(18,373)	(20,650)
Net cash used in discontinued operations	(63)	(952)	—

Net cash used in investing activities	(954)	(19,325)	(20,650)

Cash flows from financing activities:
Proceeds from contributions to a consolidated subsidiary	—	—	48
Distribution to minority interest of consolidated subsidiary	—	(3,361)	—
Proceeds from issuance of common stock, net of costs	—	35,044	—
Proceeds from issuance of common stock in connection with the exercise of options	140	284	6
Payment of dividend on preferred stock	(5,575)	(1,394)	—
Repurchase of common stock of consolidated subsidiary	(4)	(2)	—
Cash paid in connection with tender offer	—	—	(1,243)

Net cash (used in) provided by continuing operations	(5,439)	30,571	(1,189)
Net cash provided by discontinued operations	76	450	—

Net cash (used in) provided by financing activities	(5,362)	31,021	(1,189)
Effect of exchange rate changes on cash and cash equivalents	11	(3)	—

Net (decrease) increase in cash and cash equivalents	(12,770)	27,837	(28,587)
Cash and cash equivalents, beginning of period	34,734	6,897	35,484

Cash and cash equivalents, end of period	$21,964	$34,734	$6,897

Noncash investing activities:
Conversion of notes receivable to partnership interests in Mobile Satellite Ventures LP	$—	$51,118	$—

See accompanying notes to consolidated financial statements.

SKYTERRA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Preferred Stock	Voting Common Stock ($.01 par value)	Non-Voting Common Stock ($.01 par value)	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Treasury Stock at Cost	Total Stockholders’ Equity (Deficit)	Comprehensive (Loss) Income
Balance, January 1, 2003	$—	$67	$90	$457,884	$—	$(447,068)	$(171)	$10,802
Issuance of 357,143 shares of common stock in connection with the settlement of the class action lawsuit	—	4	—	85	—	—	—	89
Issuance of 4,367 shares of common stock through exercise of stock options	—	—	—	6	—	—	—	6
Retirement of 968,398 shares of common stock in connection with the tender offer	—	(10)	—	(1,233)	—	—	—	(1,243)
Non-cash compensation charge for option repricing	—	—	—	107	—	—	—	107
Non-cash charge for issuance of option by consolidated subsidiary	—	—	—	28	—	—	—	28
Dividends on and accretion of preferred stock	—	—	—	(9,687)	—	—	—	(9,687)
Comprehensive loss:
Net loss	—	—	—	—	—	(718)	—	(718)	$(718)

Total comprehensive loss	—	—	—	—	—	—	—	—	$(718)

Balance, December 31, 2004	—	61	90	447,190	—	(447,786)	(171)	(616)
Issuance of 2,000,000 shares of common stock and certain warrants in private placement	—	20	—	35,024	—	—	—	35,044
Issuance of 321,966 shares of common stock through exercise of stock options	—	3	—	281	—	—	—	284
Retirement of 6,262 shares of common stock in connection with acquired businesses	—	—	—	—	—	—	—	—
Retirement of 6,622 shares held in treasury	—	—	—	(171)	—	—	171	—
Non-cash compensation charge for option repricing	—	—	—	2,814	—	—	—	2,814
Non-cash charge for issuance of option and warrants by consolidated subsidiaries	—	—	—	343	—	—	—	343
Sale of stock by consolidated subsidiary	—	—	—	264	—	—	—	264
Dividends on and accretion of preferred stock	—	—	—	(9,918)	—	—	—	(9,918)
Comprehensive income:
Net income	—	—	—	—	—	17,166	—	17,166	$17,166
Net foreign currency translation adjustments	—	—	—	—	(3)	—	—	(3)	(3)

Total comprehensive income	—	—	—	—	—	—	—	—	$17,163

Balance, December 31, 2004	$—	$84	$90	$475,827	$(3)	$(430,620)	$—	$45,378

See accompanying notes to consolidated financial statements.

SKYTERRA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Preferred Stock	Voting Common Stock ($.01 par value)	Non-Voting Common Stock ($.01 par value)	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock at Cost	Total Stockholders’ Equity (Deficit)	Comprehensive (Loss) Income
Balance, December 31, 2004	$—	$84	$90	$475,827	$(3)	$(430,620)	$—	$45,378
Issuance of 300,000 shares of common stock in connection with acquisition of Hughes Network Systems, LLC	—	3	—	5,157	—	—	—	5,160
Issuance of 47,167 shares of common stock through exercise of stock options	—	—	—	140	—	—	—	140
Non-cash compensation charge for option repricing	—	—	—	397	—	—	—	397
Non-cash compensation charge for option issued to a consultant	—	—	—	336	—	—	—	336
Non-cash compensation contra-expense for issuance of warrants by a consolidated subsidiary	—	—	—	(151)	—	—	—	(151)
Non-cash compensation expense for options issued by Mobile Satellite Ventures LP and Hughes Network Systems, LLC	—	—	—	1,713	—	—	—	1,713
Distribution of TerreStar Networks, Inc. by Mobile Satellite Ventures LP	—	—	—	159	—	—	—	159
Dividends on and accretion of preferred stock	—	—	—	(9,969)	—	—	—	(9,969)
Comprehensive income:
Net income	—	—	—	—	—	59,325	—	59,325	$59,325
Net foreign currency translation adjustments	—	—	—	—	(4,103)	—	—	(4,103)	(4,103)

Total comprehensive income	—	—	—	—	—	—	—	—	$55,222

Balance, December 31, 2005	$—	$87	$90	$473,609	$(4,106)	$(371,295)	$—	$98,385

See accompanying notes to consolidated financial statements.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

(a) Description of Business and Basis of Presentation

SkyTerra Communications, Inc. (the “Company”) operates its business through a group of complementary companies in the telecommunications industry. The Company’s consolidated financial statements include the results of operations and financial position of the Company, its controlled majority-owned subsidiaries and variable interest entities (“VIEs”), as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), for which the Company is deemed the primary beneficiary, as defined by FIN 46R. As such, the consolidated financial statements of the Company include the accounts of Electronic System Products, Inc. (“ESP”), the Company’s 80% owned subsidiary (the “MSV Investors Subsidiary”) that holds the interest in Mobile Satellite Ventures LP (the “MSV Joint Venture”) and Miraxis, LLC (“Miraxis”).

The Company accounts for subsidiaries which are VIEs but for which the Company is not the primary beneficiary under the equity method of accounting, whereby the Company records its proportionate share of the subsidiary’s operating results. As such, the Company accounts for its interest in Hughes Network Systems, LLC (“HNS”), Hughes Systique Corporation (“Hughes Systique”) and Navigauge, Inc. (“Navigauge”) under the equity method. The Company also accounts for minority owned subsidiaries in which the Company owns greater than 20% of the outstanding voting interests but less than 50% and for which the Company possesses significant influence over their operations under the equity method of accounting. As such, the Company accounts for its interest in the MSV Joint Venture under the equity method.

At the end of the third quarter of 2001, a decision to discontinue the operations of Rare Medium, Inc., along with those of its LiveMarket, Inc. subsidiary (“LiveMarket”), was made as a result of the weakening of general economic conditions that caused many companies to reduce spending on Internet-focused business solutions and in light of their performance and prospects (see Note 15). In December 2005, the Company made a decision to discontinue operating AfriHUB, LLC (“AfriHUB”) and signed a letter of intent to sell its interests in AfriHUB for a promissory note with a principal amount of approximately $0.2 million (see Note 15). The discontinuance of these businesses represents the disposal of a business segment under Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the results of these operations have been classified as discontinued operations, and prior period results have been reclassified.

All material intercompany balances and transactions have been eliminated.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

(c) Short-Term Investments

The Company considers all debt securities with maturities of more than three months but less than one year as short-term investments and classifies investments in such short-term debt securities as either held to maturity or available for sale. These investments are diversified among high credit quality securities in accordance with the Company’s investment policy. Auction rate securities are classified as available for sale given the long-term stated maturities of 20 to 30 years. As of December 31, 2005 and 2004, the Company had nil and $36.2 million, respectively, of auction rate securities. The remainder of the Company’s short-term investments are classified as held to maturity as the Company has both the intent and ability to hold them to maturity. The cost of these securities is adjusted for amortization of premiums and accretion of discounts to maturity over the contractual life of the security. Such amortization and accretion are included in interest income.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2004, the Company sold a debt security with a face value of $1.0 million which was previously classified as held to maturity. This sale occurred to ensure that all of the Company’s debt securities had a maturity less than one year in accordance with the Company’s investment policy and did not have a material impact on the Company’s financial position, results of operations or cash flow from operations.

(d) Property and Equipment

The Company uses the straight-line method of depreciation. The estimated useful lives of property and equipment are as follows:

Years
Computer equipment and software	3 to 5
Furniture and fixtures	5 to 7
Machinery and equipment	2 to 5

Leasehold improvements are amortized on a straight-line basis over the term of the lease or the estimated useful life of the improvement, whichever is shorter.

(e) Goodwill and Intangibles

The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identifiable intangible assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and the identified intangible assets with an indefinite life are not amortized but are tested for impairment at least annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The Company amortizes the identified intangible assets with a finite life over their respective useful lives on a straight-line basis.

(f) Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

As a result of AfriHUB’s projected operating losses with respect to its university initiative (see Note 15), at December 31, 2004, the Company evaluated AfriHUB’s long-lived assets for recoverability and determined that the undiscounted cash flows over the remaining expected life of the two established centers was less than the carrying value of the long-lived assets relating to those centers. Accordingly, the Company assessed the fair value of these assets by using market prices for recently purchased computers and equipment and using a discounted cash flow model for the intangible asset and building improvements for which market prices were not available. The Company recognized a non-cash impairment loss relating to the intangible asset and building improvements as their carrying value exceeded the fair value by approximately $0.8 million. This loss is included in loss from discontinued operations on the accompanying consolidated statements of operations.

As a result of the Company’s decision to cease providing funding to AfriHUB and the uncertainty with respect to AfriHUB’s future prospects, at June 30, 2005, the Company evaluated AfriHUB’s long-lived assets for recoverability and determined that the undiscounted cash flows over the remaining expected life of the two

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

established centers was less than the carrying value of the assets relating to those centers. Accordingly, the Company assessed the fair value of these assets by estimating the recoverability of the computers and equipment upon a sale. The Company recognized a non-cash impairment loss relating to the computers and equipment as their carrying value exceeded the fair value by approximately $0.4 million. This loss is included in loss from discontinued operations on the accompanying consolidated statements of operations.

(g) Revenue Recognition

Revenues from contracts for consulting and engineering services are recognized using the percentage-of-completion method for fixed price contracts and as time is incurred for time and materials contracts, provided the collection of the resulting receivable is reasonably assured. Unbilled receivables represent time and costs incurred on projects in process in excess of amounts billed and are recorded as other current assets in the accompanying balance sheets. Deferred revenue represents amounts billed in excess of revenue recognized and are recorded as liabilities. To the extent costs incurred and anticipated costs to complete projects in progress exceed anticipated billings, a loss is recognized in the period such determination is made for the excess.

A handling and finance charge is added to materials and equipment purchased for certain product development engagements. These charges, as well as those relating to reimbursement of other out-of-pocket expenses billed to clients, are included in revenues. The costs of these reimbursable items are included in cost of revenues.

(h) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments.

(i) Stock Option Plans

The Company accounts for its stock option plan in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which allows entities to continue to apply the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), as clarified by Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting For Certain Transactions Involving Stock Compensation,” and provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method, as defined in SFAS No. 123, had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123 (see Note 16).

APB Opinion No. 25 does not require the recognition of compensation expense for stock options granted to employees at fair market value. However, any modification to previously granted awards generally results in compensation expense or contra-expense recognition using the cumulative expense method, calculated based on

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

quoted prices of the Company’s common stock and vesting schedules of underlying awards. As a result of the re-pricing of certain stock options in 2001 and 2002, for the years ended December 31, 2005, 2004 and 2003, the Company recognized compensation expense of approximately $0.4 million, $2.8 million and $0.1 million, respectively.

The following table provides a reconciliation of net income (loss) to pro forma net income (loss) as if the fair value method had been applied to all employee awards:

	Years Ended December 31,
	2005	2004	2003
	(in thousands, except share data)
Net income (loss), as reported	$59,325	$17,166	$(718)
Add: Stock-based employee compensation expense, as reported	397	2,814	107
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,358)	(315)	(415)

Pro forma net income (loss)	$58,364	$19,665	$(1,026)

Basic earnings (loss) per common share:
As reported	$2.80	$0.48	$(0.68)
Pro forma	$2.75	$0.64	$(0.70)
Diluted earnings (loss) per common share:
As reported	$2.67	$0.46	$(0.68)
Pro forma	$2.62	$0.61	$(0.70)

The per share weighted average fair value of stock options granted during 2005, 2004 and 2003 was $16.82, $2.70 and $0.83, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions: (1) a risk free interest rate ranging from 2.9% to 3.7% in 2005, 1.2% to 3.2% in 2004 and 1.1% to 4.0% in 2003, (2) an expected life of three years in 2005, 2004 and 2003, (3) volatility of approximately 93% in 2005, 172% in 2004 and 175% in 2003, and (4) an annual dividend yield of 0% for all years.

(j) Foreign Currency Translation

Financial statements of AfriHUB’s Nigerian operations are prepared using the Nigerian Naira as the functional currency. Consequently, revenues and expenses of the Nigerian operations are translated into United States dollars using weighted average exchange rates, while assets and liabilities are translated using period end exchange rates. Translations adjustments are included in stockholders’ equity as accumulated other comprehensive loss in the accompanying consolidated balance sheets. Gains and losses from foreign currency transactions are reflected in loss from discontinued operations on the accompanying consolidated statements of operations. During the year ended December 31, 2005, the Company recorded a loss of approximately $14,000 resulting from foreign currency transactions. During the year ended December 31, 2004, the Company recorded a gain of approximately $15,000 resulting from foreign currency transactions. The Company did not have any foreign operations during the year ended December 31, 2003.

(k) Comprehensive (Loss) Income

Comprehensive (loss) income is defined as the change in equity during a period from non-owner sources. Comprehensive (loss) income for the years ended December 31, 2005, 2004 and 2003 has been disclosed within the accompanying consolidated statements of changes in stockholders’ equity (deficit). As of December 31, 2005 and 2004, accumulated other comprehensive loss was approximately $4.1 million and $3,000, respectively, consisting primarily of accumulated foreign currency translation adjustments. As of December 31, 2003, the Company did not have any items of accumulated other comprehensive (loss) income.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(l) Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management estimates and assumptions that affect reported amounts and related disclosures. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the carrying value of long-lived assets (including the impairment charge), valuation allowances for accounts and notes receivable and deferred income tax assets, accrued restructuring charges and other contingent obligations. Actual results could differ from those estimates and assumptions.

(m) Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) attributable to the common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflects the potential dilution from the exercise or conversion of securities into common stock. The potential dilutive effect of outstanding stock options and warrants is calculated using the “treasury stock” method, and the potential dilutive effect of the convertible preferred stock is calculated using the “if-converted” method.

The following table provides a reconciliation of the shares used in calculating earnings (loss) per common share:

	Years Ended December 31,
	2005	2004	2003
Weighted average common shares outstanding – basic	17,614,474	15,115,895	15,341,518
Common shares issuable upon exercise of stock options	873,547	721,475	—

Weighted average common shares outstanding – diluted	18,488,021	15,837,370	15,341,518

During all periods presented, the Company had certain stock options and warrants outstanding, which could potentially dilute basic earnings (loss) per common share in the future, but were excluded in the computation of diluted earnings (loss) per common share in such periods, as their effect would have been antidilutive. For the years ended December 31, 2005, 2004 and 2003, stock options and warrants exercisable for 1,589,109, 1,722,976 and 2,405,168 shares of common stock, respectively, were excluded from the computation of diluted earnings (loss) per common share, as they were either antidilutive or their exercise price exceeded the average trading price of the Company’s common stock during the year.

During all periods presented, the conversion of the preferred stock could potentially dilute basic earnings (loss) per common share in the future, but the shares issuable upon the conversion were excluded from the computation of diluted earnings (loss) per common share in such periods, as their effect would have been antidilutive. For the years ended December 31, 2005, 2004 and 2003, there were 1,912,484, 1,912,484 and 1,710,423 shares of common stock, respectively, issuable upon the conversion of the preferred stock were excluded from the computation of diluted earnings per common share, as they were either antidilutive or their conversion price exceeded the average trading price of the Company’s common stock during the year.

(n) Fair Value of Financial Instruments

The Company’s financial instruments include cash, cash equivalents, short-term investments, accounts receivable, accounts payable, a letter of credit and the Series A redeemable convertible preferred stock (the “Series A Preferred Stock”). The fair value of these instruments, other than the Series A Preferred Stock, approximates book value due to their short-term duration. As of December 31, 2005 and 2004, the fair value of

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Series A Preferred Stock approximated $121.3 million based on its liquidation preference, including accrued but undeclared dividends. As of December 31, 2005 and 2004, the carrying value of the Series A Preferred Stock was $93.1 million and $88.7 million, respectively.

(o) Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and short-term investments. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with various high credit quality financial institutions. Further, in accordance with an investment policy, the Company diversifies its short-term investments among debt instruments that are believed to be low risk.

ESP’s revenues are generated principally from customers located in the United States. For the years ended December 31, 2005 and 2004 and for the period from the August 25, 2003 acquisition of ESP through December 31, 2003, one, three and two customers, respectively, individually accounted for more than 10% of the Company’s revenues. Combined, these customers account for approximately $0.5 million and $1.1 million of revenues for the years ended December 31, 2005 and 2004, respectively, and $0.4 million for the period from the August 25, 2003 acquisition of ESP through December 31, 2003. As of December 31, 2005 and 2004, accounts receivable from these significant customers was approximately $46,000 and $14,000, respectively.

(p) Sales of Stock by a Subsidiary

The Company accounts for the sale of stock by a consolidated subsidiary as a capital transaction whereby the change in the Company’s proportionate share of the subsidiary equity resulting from the additional equity raised by the subsidiary is reflected in stockholders’ equity on the accompanying consolidated balance sheets.

In October 2004, AfriHUB agreed to sell membership interests to an unaffiliated third party for approximately $0.5 million in cash (see Note 15). The Company increased additional paid in capital on the accompanying consolidated balance sheets by approximately $0.3 million related to this transaction.

(q) Reclassifications

Certain reclassifications, primarily related to discontinued operations (see Note 15), have been made to the prior years’ financial statements to conform to the current year’s presentation.

(r) Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), a revision of SFAS No. 123. SFAS No. 123R requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R is effective for the Company on January 1, 2006 and provides entities two transition methods. The Company has elected to use the modified prospective method and therefore will not restate its prior period results. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. As the Company currently accounts for share-based payments using the intrinsic value method as allowed by APB Opinion No. 25, the adoption of the fair value method under SFAS No. 123R will have an impact on the Company’s results of operations. The unrecognized compensation expense associated with unvested stock options was approximately $1.5 million as of January 1, 2006. Of this amount, the Company expects to record approximately $1.0 million of compensation expense during the year ended December 31, 2006. Additional compensation expense will be impacted by various factors, including the number of awards granted and their related fair value at the date of grant.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material impact on the Company’s financial position or results of operations.

In November 2005, the FASB issued Staff Position FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“FSP 115-1”). FSP 115-1 provides accounting guidance for determining and measuring other-than-temporary impairments of debt and equity securities, and confirms the disclosure requirements for investments in unrealized loss positions as outlined in Emerging Issues Task Force (“EITF”) Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairments and its Application to Certain Investments.” FSP 115-1 is effective for the Company on January 1, 2006 and is not expected to have a material impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the Company’s financial position or results of operations.

(2) Distribution

On February 21, 2006, the Company separated into two publicly owned companies (the “Distribution”): (i) the Company and (ii) Hughes Communications, Inc. (“Hughes”), a newly formed entity. On December 30, 2005, in preparation for the Distribution, the Company and Hughes entered into an agreement (the “Separation Agreement”) pursuant to which the Company contributed to Hughes, effective December 31, 2005, all of its assets, liabilities and operations other than those associated with the MSV Joint Venture and TerreStar, $12.5 million of cash, cash equivalents and short-term investments and the obligations pursuant to the Series A Preferred Stock. Upon a change of control of the Company, including in connection with a consolidation of the ownership of the MSV Joint Venture and TerreStar described in Note 3, the remaining balance of the $12.5 million of cash at such time, if any, will be transferred to Hughes.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

To effect the Distribution, the Company distributed to each of its stockholders one-half of one share of Hughes common stock for each share of the Company’s common or non-voting common stock held as of the close of business on February 13, 2006 (or, in the case of the Series A Preferred Stock and Series 1-A and 2-A warrants, in accordance with their terms, one-half of one share of Hughes common stock for each share of the Company’s common stock issuable upon conversion or exercise of such preferred stock and warrants held as of the close of business on February 13, 2006).

Notwithstanding the legal form of the Distribution, due to, among other things, (i) the businesses transferred to Hughes generated all of the Company’s historical consolidated revenues and constituted a majority of the book value of the Company’s assets and (ii) the businesses transferred to Hughes include the Company’s discontinued operating subsidiaries and all of the assets and liabilities relating to such subsidiaries, the Distribution will be accounted for as a reverse spin-off in accordance with EITF Issue No. 02-11, “Accounting for Reverse Spin-offs.” Accordingly, Hughes will be considered the divesting entity and treated as the “accounting successor” to the Company for financial reporting purposes, and the Company will be treated as if it had been distributed by Hughes beginning with the consolidated financial statements for the three months ended March 31, 2006.

(3) Interest in the MSV Joint Venture

MSV Joint Venture

On November 26, 2001, through the MSV Investors Subsidiary, the Company purchased an interest in the MSV Joint Venture in the form of a convertible note with a principal amount of $50.0 million. The note yielded interest at a rate of 10% per year, had a maturity date of November 26, 2006, and was convertible at any time at the option of the MSV Investors Subsidiary into equity interests in the MSV Joint Venture. Immediately prior to the purchase of the convertible note, the Company contributed $40.0 million to the MSV Investors Subsidiary and a group of unaffiliated third parties collectively contributed $10.0 million. The ownership interest of these unaffiliated third parties in the MSV Investors Subsidiary is classified as minority interest in the accompanying combined financial statements.

On August 13, 2002, the MSV Joint Venture completed a rights offering allowing its investors to purchase their pro rata share of an aggregate $3.0 million of newly issued convertible notes with terms similar to the convertible note already held by the MSV Investors Subsidiary. The MSV Investors Subsidiary exercised its basic and over subscription rights and purchased approximately $1.1 million of the convertible notes. The group of unaffiliated third parties collectively contributed $0.2 million to the MSV Investors Subsidiary in connection with the MSV Joint Venture rights offering.

On November 12, 2004, the MSV Joint Venture raised $145.0 million in cash by selling partnership units for $29.45 per unit and exchanged or converted approximately $84.9 million of debt securities and accrued interest. In connection with this financing, the convertible notes held by the MSV Investors Subsidiary converted into approximately 23% of the limited partnership interests of the MSV Joint Venture on an undiluted basis, at their original conversion price of $6.45 per unit. As a result of these transactions, the MSV Investors Subsidiary also received approximately $17.1 million in cash from the MSV Joint Venture to pay the accrued interest on the convertible notes. The MSV Investors Subsidiary distributed approximately $13.6 million of this cash to the Company and $3.4 million of cash to the unaffiliated third parties who own the 20% minority interest in the MSV Investors Subsidiary.

Following the November 12, 2004 conversion of its notes receivable into limited partnership interests, the Company accounts for its interest in the MSV Joint Venture under the equity method. Accordingly, on the date of conversion, the remaining $51.1 million carrying amount of the notes receivable was reclassified to investment in

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mobile Satellite Venture LP and will be adjusted thereafter for the Company’s proportionate share of the net income (loss) of the MSV Joint Venture, subject to certain adjustments. These adjustments relate primarily to the amortization of the excess of the Company’s $51.1 million carrying amount over the Company’s proportionate share of the carrying amount of the MSV Joint Venture’s net assets on the date of conversion. This excess will be amortized over the remaining useful life of certain MSV Joint Venture long-lived assets on a straight line basis. As of December 31, 2005, the carrying value of the Company’s investment exceeded its proportionate share of the carrying amount of the MSV Joint Venture’s net assets by approximately $1.4 million.

The following table presents summarized consolidated financial information for the MSV Joint Venture and is derived from the MSV Joint Venture’s audited consolidated financial statement. The net loss of the MSV Joint Venture for the year ended December 31, 2005 includes a gain of approximately $0.7 million for the cumulative effect of change in accounting principle recognized by the MSV Joint Venture upon the adoption of FIN 46R in 2005.

	December 31,
	2005	2004
	(in thousands)
Consolidated balance sheet:
Current assets	$119,806	$139,978
Noncurrent assets	96,978	106,245
Current liabilities	11,811	11,873
Noncurrent liabilities	23,713	21,386
Partners’ equity	181,260	212,964

	Years Ended December 31,
	2005	2004
	(in thousands)
Consolidated statement of operations:
Revenues	$29,381	$29,007
Loss from continuing operations	(39,153)	(26,755)
Net loss	(40,955)	(33,455)

The MSV Investors Subsidiary and the other partners of the MSV Joint Venture have agreed that the disposition by the MSV Joint Venture of all or substantially all of its assets, certain acquisitions or dispositions of a limited partner’s interest in the MSV Joint Venture, subsequent investment into the MSV Joint Venture by any person, and any merger or other business combination of the MSV Joint Venture, are subject to the control restrictions contained in the Amended and Restated Limited Partnership Agreement and the Amended and Restated Stockholders Agreement. The control restrictions include, but are not limited to, rights of first refusal, tag along rights and drag along rights. Certain of these actions cannot occur without the consent of the majority of the ownership interests of the MSV Joint Venture. In addition, the MSV Investors Subsidiary and two of the three other joint venture partner groups have entered into a voting agreement pursuant to which three of the four joint venture partner groups must consent to certain transactions involving the MSV Joint Venture or the partners or none of the parties to the voting agreement will support such actions.

On May 7, 2004, in connection with services being provided which support the regulatory effort of the MSV Joint Venture, an unaffiliated consultant was issued an option to purchase a less than one percent ownership interest in the MSV Investors Subsidiary. The option is immediately exercisable and will expire on the earlier of the dissolution of the MSV Investors Subsidiary or December 31, 2010. During 2004, the Company recognized expense of approximately $0.3 million related to the issuance of the option, which was the approximate fair value of the option using the Black-Scholes option valuation model. To provide additional incentive to the consultant, the MSV Investors Subsidiary agreed to pay the consultant a one-time fee of $0.4 million upon a liquidity event, as defined in the agreement. The MSV Investors Subsidiary will recognize an expense related to this fee if and

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

when a liquidity event becomes probable. A consolidation transaction described below, if such a transaction is consummated, would likely be considered a liquidity event which would require payment of the one-time fee.

TerreStar Networks

TerreStar was formed by the MSV Joint Venture to develop business opportunities related to the proposed receipt of certain licenses in the 2 GHz band. In December 2004, the MSV Joint Venture issued rights (the “TerreStar Rights”) to receive all of the shares of common stock of TerreStar, then a wholly-owned subsidiary of the MSV Joint Venture, to the limited partners of the MSV Joint Venture, pro rata in accordance with each limited partner’s percentage ownership. The TerreStar Rights were to automatically be exchanged for shares of TerreStar common stock on May 20, 2005. In connection with the distribution of the TerreStar Rights, TerreStar issued warrants to purchase shares of its common stock representing 3% of the outstanding equity for an exercise price of $0.21 per share to certain of the Other MSV Investors. These warrants were exercised in March 2005. On May 11, 2005, the TerreStar Rights were exchanged for shares of TerreStar common stock in connection with the sale by TerreStar of $200.0 million of its common stock to Motient at a purchase price of $24.42 per share (the “TerreStar Private Placement”), increasing Motient’s ownership of TerreStar to approximately 61% on an undiluted basis. Following these transactions, the Company’s MSV Investors Subsidiary owns 5,303,315 shares of TerreStar common stock, or approximately 17% of TerreStar on an undiluted basis, and is accounting for its interest in TerreStar under the cost method. In accordance with Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” the Company’s carrying value for its interest in TerreStar is based on its pro rata share of the MSV Joint Venture’s carrying value for TerreStar before the distribution. As the MSV Joint Venture had no carrying value for its interest in TerreStar, the Company has not recorded any carrying value for its interest in TerreStar on the accompanying condensed consolidated balance sheets.

In connection with the TerreStar Private Placement, the minority shareholders of TerreStar, including the Company’s MSV Investors Subsidiary, TMI and the Other MSV Investors, entered into certain agreements with TerreStar and Motient providing the MSV Investors Subsidiary (and the other minority shareholders) with certain protections, including tag along rights, pre-emptive rights and representation on the TerreStar Board of Directors. In addition, the TerreStar shares held by the minority shareholders, including the MSV Investors Subsidiary, under certain conditions, may be subject to drag along rights of Motient. In connection with the TerreStar Private Placement, the MSV Joint Venture licensed TerreStar certain intellectual property and agreed to provide TerreStar with certain services. Also, in connection with the transaction, Motient agreed, subject to satisfaction of certain conditions, to waive certain rights in order to facilitate a transaction in which one of the minority shareholders in TerreStar who also holds interests in the MSV Joint Venture acquires all of the interests in the MSV Joint Venture held by the other minority shareholders in TerreStar, resulting in control of the MSV Joint Venture being held by such party. The minority shareholders have not agreed to such a transaction or committed to consummate such a transaction. As described below, on September 22, 2005, the Company, Motient, TMI Communications and Company and the Other MSV Investors executed a non-binding letter of intent that would result in the consolidation of the MSV Joint Venture and TerreStar into Motient. If that transaction is consummated, an agreement with the other minority shareholders of TerreStar would not occur. There can be no assurance that the agreement with Motient will be consummated or, in the alternative, that any discussions among the minority shareholders in TerreStar to consolidate their interests in the MSV Joint Venture and TerreStar will take place or otherwise result in a definitive binding agreement.

Proposed Ownership Consolidation

Both prior to and since September 22, 2005, when the Company executed a non-binding letter of intent with Motient, TMI and the other partners in the MSV Joint Venture and the other stockholders of TerreStar, the Company has been in discussions that would result in the consolidation of the ownership of the MSV Joint

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Venture and TerreStar. These discussions have included a potential merger of the Company with and into Motient and, more recently, a variety of other structures. The consummation of any such consolidation transaction is subject to, among other things, definitive documentation, filing of the appropriate registration statements with the Securities and Exchange Commission and the requisite approvals from the Company’s board of directors.

(4) Interest in Hughes Network Systems

In April 2005, the Company acquired 50% of the Class A membership interests of HNS from DTV Network Systems, Inc. (formerly known as Hughes Network Systems, Inc., “DTV Networks”), a wholly owned subsidiary of The DIRECTV Group, Inc. (“DIRECTV”), for $50.0 million in cash and 300,000 shares of the Company’s common stock. The acquisition occurred pursuant to an agreement among the Company, DIRECTV, DTV Networks and HNS, dated December 3, 2004, as amended. Immediately prior to the acquisition, DTV Networks contributed substantially all of the assets and certain liabilities of its very small aperture terminal, mobile satellite and carrier businesses, as well as the certain portions of its SPACEWAY Ka-band satellite communications platform that is under development, to HNS, which at the time was a wholly-owned subsidiary of DTV Networks. In consideration for the contribution of assets by DTV Networks, HNS paid DTV Networks $190.7 million of cash. This payment represented the $201.0 million stated in the agreement less an estimated purchase price adjustment of $10.3 million, which was subject to further adjustment depending principally upon the closing value of HNS’ working capital (as defined in the agreement). On January 3, 2006, HNS paid DTV Networks $10.0 million in final satisfaction of all purchase price adjustments.

Concurrent with the acquisition, HNS incurred $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility. The Company and DTV Networks each pledged their respective membership interests of HNS to secure the obligations of HNS under the term indebtedness. The indebtedness is otherwise non-recourse to the Company or DTV Networks. Following the acquisition, the Company served as the managing member of HNS.

The HNS limited liability agreement allows for the issuance of Class B membership interests which are entitled to receive a pro rata share of any capital gains upon, among other things, a sale of HNS. In the second quarter of 2005, Class B membership interests were issued to certain members of HNS’ senior management and the Company’s Chief Executive Officer and President, entitling the holders to approximately 4% of any capital gains resulting from a qualifying transaction. These Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% vesting based upon certain performance milestones. Following January 1, 2007, at the holders’ election, vested Class B membership interests can be exchanged for common stock of Hughes. The number of shares of Hughes common stock to be issued upon such exchange would be based upon the fair market value of such vested Class B membership interest divided by the value of the Hughes common stock at the time of such exchange. The issuance of such shares of Hughes common stock is subject to the authorization of the board of directors of Hughes and compliance with applicable securities laws.

In addition, in July 2005, HNS adopted an incentive plan pursuant to which bonus units representing up to approximately 4% of the increase in the value of HNS are available for grant to its employees. The bonus units provide for time vesting over five years subject to a participant’s continued employment with HNS. Pursuant to the plan, if a participant in the plan is still employed by HNS on April 22, 2008, then at such time, the participant’s vested bonus units would be exchanged for common stock of the Company. A second exchange will take place on April 22, 2010 for participants in the plan still employed by the Company at such time. Following the contribution of the Company’s Class A membership interests to Hughes, Hughes succeeded to the obligations of the Company under the plan. As such, the number of shares of Hughes common stock to be issued upon such

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exchange would be based upon the fair market value of such vested bonus unit divided by the value of Hughes common stock at the time of the exchange. The issuance of such shares of Hughes common stock is subject to the authorization of the board of directors of Hughes and compliance with applicable securities laws.

In January 2006, through Hughes, the Company acquired the remaining 50% of the Class A membership interests of HNS from DTV Networks for $100.0 million in cash. The acquisition occurred pursuant to an agreement among Hughes, DIRECTV, DTV Networks and HNS, dated November 10, 2005. Following closing of the acquisition, Hughes pledged its Class A membership interests of HNS to secure the obligations of HNS under the term indebtedness and serves as the managing member of HNS. To finance the transaction, Hughes obtained $100.0 million of short-term debt financing from Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (together with AIF IV/RRRR LLC, ST/RRRR LLC and AP/RM Acquisition LLC, the “Apollo Stockholders”). Concurrent with the Distribution, Hughes conducted a rights offering to its stockholders in order to repay the short-term debt financing provided by the Apollo Stockholders. In connection with such rights offering, in March 2006, the Apollo Stockholders converted approximately $68.4 million of the short-term debt financing into shares of common stock of Hughes at the $12.75 per share subscription price in the rights offering. The remaining $31.6 million of principal and interest obligations under the short-term debt financing was repaid in cash from the proceeds from the proceeds from the rights offering.

Through December 31, 2005, the Company accounted for its interest in HNS under the equity method in accordance with FIN 46R, as HNS is a variable interest entity as defined in FIN 46R and the Company was not the primary beneficiary as defined in FIN 46R. Accordingly, the Company recorded its proportionate share of the net income of HNS, subject to certain adjustments. These adjustments relate primarily to the amortization of the excess the Company’s proportionate share of HNS’ net assets over the Company’s carrying amount on the date of acquisition. This excess was being amortized over the remaining useful life of certain HNS long-lived assets on a straight line basis. As of December 31, 2005, the Company’s proportionate share of HNS’ net assets exceeded its book investment by approximately $7.0 million. Following the January 2006 acquisition of the remaining 50% of the Class A membership interests of HNS, the Company’s consolidated financial statements will include the financial position and operating results of HNS.

The following table presents summarized consolidated financial information for HNS for the period indicated and is derived from HNS’ audited consolidated financial statements:

December 31, 2005
(in thousands)
Consolidated balance sheet information:
Current assets	$449,958
Noncurrent assets	306,566
Current liabilities	230,471
Noncurrent liabilities	354,867
Minority interest	6,594
Owners’ equity	164,592

April 23, 2005 to December 31, 2005
(in thousands)
Consolidated statement of operations:
Revenues	$583,468
Income from operations	66,608
Net income	46,571

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2005 and 2004, the Company had incurred approximately $0.6 million and $5.0 million, respectively, of transaction costs, including legal, accounting and other costs directly related to the HNS acquisition transactions. These costs are included in deferred transaction costs on the accompanying consolidated balance sheets.

(5) Business Transactions

(a) Interest in Electronic System Products

On August 25, 2003, for nominal consideration, the Company acquired all of the outstanding common stock of ESP, a product development and engineering services firm that has historically created products for and provides consulting and engineering services to the telecommunications, broadband, satellite communications, and wireless industries. ESP is currently focused on exploiting its existing intellectual property portfolio. In November 2003, ESP made restricted stock grants to its employees representing an aggregate of 30% of ESP’s outstanding equity, diluting the Company’s ownership to 70%. In October 2004, ESP repurchased shares of its common stock from terminated employees for an aggregate of approximately $2,000, raising the Company’s ownership to approximately 78%. In August 2005, ESP repurchased additional shares of its common stock from terminated employees for an aggregate of approximately $4,000, raising the Company’s ownership to approximately 92%.

The following table summarizes the estimated fair value of the identifiable assets acquired and liabilities assumed at the date of acquisition:

August 25, 2003
(in thousands)
Current assets	$666
Property and equipment	54
Investment in affiliates	349

Total assets acquired	1,069
Current liabilities	(983)

Net assets acquired	$86

(b) Interest in Hughes Systique

On October 12, 2005, through Hughes, the Company acquired Series A Preferred Shares from Hughes Systique for $3.0 million, representing an ownership of approximately 26% on an undiluted basis. Hughes Systique plans to provide software development services with technology resources and expertise in wireless broadband communications for terrestrial and satellite applications. Hughes Systique will also support other application areas such as wireless based networking, RFID enterprise applications and multimedia applications for in-home broadband entertainment networks. The founders of Hughes Systique include the Chief Executive Officer and President of Hughes, as well as certain current and former employees of HNS, including the Chief Executive Officer and President’s brother. The Chief Executive Officer and President of Hughes and his brother own an aggregate of approximately 21% of Hughes Systique on an undiluted basis.

Although Hughes Systique is a variable interest entity as defined in FIN 46R, the Company is not the primary beneficiary as defined in FIN 46R. Accordingly, this investment is included in investments in affiliates on the accompanying consolidated balance sheets and is being accounted for under the equity method with the Company’s share of Hughes Systique’s loss being recorded in loss on investments in affiliates on the accompanying consolidated statements of operations. For the year ended December 31, 2005, the Company’s share of Hughes Systique’s loss was $0.1 million.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Interest in Miraxis

On May 28, 2002, the Company acquired Series B Preferred Shares and a warrant from Miraxis for approximately $0.4 million, representing an ownership of approximately 30%. Miraxis is a development stage telecommunications company that has access to a Ka-band license with which it is striving to provide satellite based multi-channel, broadband data and video services in North America. The Company has the right to appoint two of the five directors of the manager of Miraxis. Additionally, the Company entered into a management support agreement with Miraxis under which the Company’s current Chief Executive Officer and President provided certain services to Miraxis through February 2003 in exchange for additional Series B Preferred Shares and warrants being issued to the Company. In addition, on December 20, 2002, the Company acquired Series C Preferred Shares and warrants from Miraxis for approximately $0.1 million.

In February 2003, the Company entered into a consulting agreement with Miraxis pursuant to which Miraxis personnel provided services to the Company through May 2003. In addition, Miraxis extended the management support agreement whereby the Company’s current Chief Executive Officer and President continued to provide certain services to Miraxis through May 2003. In connection with these agreements, the Company paid Miraxis approximately $40,000 but also received additional Series C Preferred Shares and warrants.

In April 2003, the Company acquired additional Series C Preferred Shares and warrants for approximately $40,000. Between June 2003 and September 2003, the Company purchased promissory notes from Miraxis with an aggregate principal amount of approximately $0.1 million. In November 2003, the promissory notes were converted to Series D Preferred Shares. From January 2004 through July 2005, the Company purchased additional promissory notes with an aggregate principal balance of approximately $0.1 million. In September 2005, the board of managers of Miraxis approved the dissolution of the company. The dissolution of Miraxis will not have a material impact on the Company’s financial position or results of operations. As of December 31, 2005, the Company held approximately 40% of the ownership interests of Miraxis. The Company’s President and Chief Executive Officer currently holds an approximate 1% interest in Miraxis.

In accordance with FIN No. 46R, beginning January 1, 2004, the operating results and financial position of Miraxis have been included in the consolidated financial statements. Prior to January 1, 2004, this investment was included in investments in affiliates on the accompanying consolidated balance sheets and was accounted for under the equity method with the Company’s share of Miraxis’ loss being recorded in loss on investments in affiliates on the accompanying consolidated statements of operations. The consolidation of Miraxis did not have a material impact on the Company’s operating results or financial position.

(d) Interest in Navigauge

On April 21, 2003, the Company acquired Series B Preferred Shares from Navigauge, Inc., formerly known as IQStat, for approximately $0.3 million, representing an ownership interest of approximately 5%. Navigauge was a privately held media and marketing research firm that intended to collect data on in-car radio usage and driving habits of consumers and market the aggregate data to radio broadcasters, advertisers and advertising agencies in the United States.

In connection with the acquisition of ESP in August 2003, the Company obtained indirect ownership of Series A Preferred Shares representing an additional 16% ownership interest in Navigauge. In December 2003, the Company acquired additional Series B Preferred Shares and warrants for approximately $0.1 million. From January 2004 through April 2004, the Company acquired additional Series B Preferred Shares and warrants from Navigauge for approximately $0.5 million. Furthermore, from April 2004 through June 2004, the Company purchased short-term promissory notes from Navigauge with an aggregate principal amount of approximately $0.4 million.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 14, 2004, Navigauge completed a recapitalization in which all outstanding Series A Preferred Shares and Series B Preferred Shares were converted to new Series A Preferred Shares with substantially similar rights as the old Series B Preferred Shares. Following the exchange, the Company converted the outstanding short-term promissory notes into new Series A Preferred Shares and purchased additional Series A Preferred Shares for approximately $0.4 million. The Company also obtained direct ownership of the old Series A Preferred Shares held by ESP in exchange for the forgiveness of intercompany promissory notes.

On August 16, 2004, the Company purchased additional Series A Preferred Shares for approximately $0.2 million. Furthermore, from October 2004 through June 2005, the Company purchased short-term promissory notes from Navigauge with an aggregate principal amount of $1.1 million. Following the impairment discussed below, the short-term promissory notes have no carrying value on the accompanying consolidated balance sheets.

Although Navigauge is a variable interest entity as defined in FIN 46R, the Company is not the primary beneficiary as defined in FIN 46R. Accordingly, prior to the impairment discussed below, this investment was included in investments in affiliates on the accompanying consolidated balance sheets and was being accounted for under the equity method with the Company’s share of Navigauge’s loss being recorded in loss on investments in affiliates on the accompanying consolidated statements of operations. For the years ended December 31, 2005, 2004 and 2003, the Company’s share of Navigauge’s loss was $0.3 million, $1.3 million and $0.1 million, respectively.

As Navigauge was unsuccessful in raising the capital necessary to expand its service beyond the Atlanta market and in light of its prospects, during the year ended December 31, 2005, the Company recognized a loss of approximately $1.3 million relating to the impairment of the aggregate remaining carrying amount of its equity interest in Navigauge and the short-term promissory notes. This loss is included in loss on investments in affiliates on the accompanying consolidated statements of operations. In July 2005, Navigauge signed a non-binding letter of intent to sell substantially all of its assets. The sale of the assets was subject to, among other things, completion of the buyer’s due diligence and negotiation and execution of definitive documentation satisfactory to the parties. In September 2005, the negotiations pursuant to the letter of intent were terminated. Navigauge is pursuing other options with respect to maximizing value from its intellectual property.

(e) Verestar Transactions

On August 29, 2003, the Company signed a securities purchase agreement to acquire, through a newly formed subsidiary, approximately 67% (on a fully-diluted basis) of Verestar. Concurrent with the signing of the securities purchase agreement, the Company purchased a 10% senior secured note with a principal balance of $2.5 million and a due date of August 2007. The Company terminated the securities purchase agreement on December 22, 2003. Subsequently, Verestar filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.

On March 8, 2004, the Company executed an asset purchase agreement to acquire, through a newly formed subsidiary, substantially all of the assets and business of Verestar pursuant to Section 363 of the Bankruptcy Code. The transaction was subject to a number of contingencies, including an auction on March 30, 2004 at which Verestar considered higher and better offers. At the auction, a bid was accepted from a strategic buyer at a price higher than the Company was willing to offer.

In connection with the Verestar bankruptcy, the Company entered into a stipulation with Verestar pursuant to which the parties agreed to, among other things, the validity and enforcement of the obligation under the senior secured note and the Company’s security interest in Verestar’s assets. On April 30, 2004, Verestar paid the Company approximately $2.9 million representing the $2.5 million outstanding principal amount of the senior

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

secured note and approximately $0.4 million as a break-up fee in connection with the termination of the March 2004 asset purchase agreement.

On July 9, 2004, the Company settled its dispute with Verestar’s parent company regarding the break-up fee in connection with the termination of the August 2003 securities purchase agreement. As consideration for the settlement, Verestar’s parent company paid the Company $1.5 million. This amount is included in other income (expense), net on the accompanying consolidated statements of operations.

On July 29, 2004, the Company entered into a stipulated settlement with Verestar and its Creditor Committee pursuant to which Verestar agreed to pay the Company approximately $0.4 million representing certain amounts owed, including unpaid accrued interest, in connection with the senior secured note. On August 13, 2004, the Bankruptcy Court approved the stipulated settlement. This settlement amount is included in interest income, net on the accompanying consolidated statements of operations.

(6) Notes Receivable from Motient

On April 2, 2001, the Company agreed to purchase from Motient 12.5% secured promissory notes, issuable in two tranches, each in the principal amount of $25.0 million. The notes were collateralized by five million shares of XM Satellite Radio common stock owned by Motient. The first tranche was purchased on April 4, 2001, and the second tranche was purchased on July 16, 2001. The principal of and accrued interest on the notes were payable on October 1, 2001 in either cash, shares of XM Satellite Radio, or any combination thereof at Motient’s option, as set forth in the agreement. At the option of the Company, the notes were exchangeable for a number of XM Satellite Radio shares based on a formula, as set forth in the agreement.

On May 14, 2001, the Company entered into an agreement to merge with a subsidiary of Motient. By a letter agreement dated October 1, 2001, Motient and the Company terminated the planned merger. As a result of the termination, neither the Company nor Motient had any obligation to the other party with respect to the merger, except for repayment by Motient to the Company of amounts outstanding under the promissory notes.

On October 1, 2001, and again on October 8, 2001, the Company extended the maturity date of the notes. On October 12, 2001, in accordance with the terms of the notes, the Company received five million shares of XM Satellite Radio as payment for $26.2 million of the notes and accrued interest. The maturity date for the remaining balance of the Motient notes in the principal amount of approximately $26.2 million, and interest thereon, was extended for 60 days. On January 10, 2002, Motient and its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code. As part of its filing, Motient indicated that it would likely challenge the Company’s right to the $26.2 million outstanding principal balance and accrued interest thereon, as well as the delivery of the shares of XM Satellite Radio common stock as partial repayment of the aggregate $50.0 million principal amount of the notes. As a result of uncertainty with respect to the ultimate collection on the notes, a reserve was recognized for the entire amount. This loss of approximately $26.9 million was partially offset by a gain of $5.3 million that resulted from the difference between the value of the XM Satellite Radio common stock received in connection with the partial repayment of the Motient notes in accordance with their terms and the value of the XM Satellite Radio common stock using its closing price on the date of the partial repayment. The results of these transactions are reflected in other income (expense), net on the accompanying consolidated statements of operations.

On May 1, 2002, to mitigate the risk, uncertainties and expenses associated with Motient’s plan of reorganization, the Company cancelled the outstanding amounts due under the original promissory notes issued by Motient and accepted a new note in the principal amount of $19.0 million (the “New Motient Note”) that was issued by a new, wholly-owned subsidiary of Motient that owns 100% of Motient’s interests in the MSV Joint

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Venture. The New Motient Note was due on May 1, 2005 and yielded interest at a rate of 9% per annum. As a result of the uncertainty with respect to the ultimate collection on the remaining amounts due on the New Motient Note, a reserve was maintained for the entire principal amount of the note and unpaid interest accrued thereon.

On April 7, 2004, as a result of a payment received by Motient pursuant to a promissory note from the MSV Joint Venture, Motient paid the Company approximately $0.5 million of interest accrued on the New Motient Note. Following several financings by Motient, on July 15, 2004, Motient paid the Company approximately $22.6 million representing all outstanding principal and accrued interest due on the New Motient Note. Accordingly, the reserve was adjusted resulting in the recognition of $23.1 million of income which is reflected in the accompanying consolidated statements of operations as $19.0 million in other income (expense), net and $4.1 million in interest income, net.

(7) Investments in Affiliates

The following is a summary of the carrying value of investments held by the Company at December 31:

	December 31,
	2005	2004
	(in thousands)
Equity method investments	$2,932	$1,081
Cost method investments	1,430	2,280

	$4,362	$3,361

For the years ended December 31, 2005, 2004 and 2003, the Company recognized a loss on investments in affiliates of approximately $0.6 million, $1.3 million and $0.4 million, respectively. For the year ended December 31, 2005, the loss on investments in affiliates consisted of approximately $1.3 million relating to the impairment of the short-term promissory notes purchased from Navigauge, $0.4 million relating to our proportionate share of affiliates’ operating losses for those affiliates accounted for under the equity method and $0.2 million relating to the impairment of the investment in an affiliate, partially offset by a $1.3 million gain relating to the sale of the Company’s interest in two affiliates. For the years ended December 31, 2004 and 2003, the loss on investment in affiliates consisted primarily of the Company’s proportionate share of affiliates’ operating losses for those affiliates accounted for under the equity method.

The aggregate carrying value of the Company’s cost method investments totaled approximately $1.4 million as of December 31, 2005. Such cost method investments were not evaluated for impairment because (i) the Company did not identify any events or changes in circumstances that may have had a significant adverse effect on the fair value of those investments and (ii) the Company did not estimate the fair value of those investments in accordance with SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” as the cost to make such estimation was prohibitive.

(8) Short-Term Investments

Short-term investments consisted of the following debt securities:

	December 31,
	2005	2004
	(in thousands)
Government agencies securities	$6,000	$19,356
Auction rate securities	—	36,150
Municipal bonds	—	4,242

	$6,000	$59,748

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The government agencies securities and municipal bonds are classified as held to maturity. The amortized cost of these securities approximated fair value as of December 31, 2005 and 2004. Auction rate securities are classified as available for sale. As of December 31, 2005 and 2004, there were no unrealized gains or losses associated with these investments and the adjusted fair market value equaled the adjusted costs.

(9) Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and consisted of the following:

	December 31,
	2005	2004
	(in thousands)
Computer equipment and software	$258	$258
Furniture and fixtures	32	29
Leasehold improvements	—	21
Machinery and equipment	5	5

	295	313
Less accumulated depreciation	(277)	(274)

Property and equipment, net	$18	$39

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was approximately $12,000, $29,000 and $28,000, respectively.

(10) Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,
	2005	2004
	(in thousands)
Accrued professional fees	$1,475	$1,225
Accrued compensation	900	652
Accrued transaction costs	—	4,647
Accrued restructuring charges	47	1,550
Other accrued liabilities	51	131

	$2,473	$8,205

(11) Income Taxes

For Federal income tax purposes, the Company has unused net operating loss (“NOL”) carryforwards of approximately $227.2 million expiring in 2008 through 2025 and capital loss carryforwards of approximately $93.3 million expiring in 2006 through 2010. Based on a private letter ruling issued by the Internal Revenue Service (“IRS”) and a closing agreement entered into by the IRS and the Company with respect to whether an “ownership change” as defined by Section 382 of the Internal Revenue Code occurred during the period from June 5, 1999 through December 31, 2004, the Company believes that its carryforwards are not subject to limitation under Section 382 and, therefore, are available to offset future taxable income of the Company and its affiliates unless subject to other limitation.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

	December 31,
	2005	2004
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$86,336	$79,804
Capital loss carryforwards	35,451	32,475
Impairment loss on investments in affiliates	7,039	9,639
Investment in Mobile Satellite Ventures LP	1,031	122
Other assets	869	913

Total gross deferred tax assets	130,726	122,953
Less valuation allowance	(70,009)	(122,953)

Total deferred tax assets	60,717	—

Deferred tax liability:
Investment in Hughes Network Systems, LLC	10,383	—

Total deferred tax liability	10,383	—

Net deferred tax assets	$50,334	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments.

As the Distribution did not qualify as a tax-free spin-off, the Company expects to generate significant taxable income in 2006 for Federal and state income tax purposes. Accordingly, during the year ended December 31, 2005, the Company recognized a $50.3 million income tax benefit related to the reversal of the valuation allowance related to the loss carryforwards which are expected to be utilized to offset the Federal taxable income on the Distribution. Of the remaining valuation allowance of approximately $64.8 million, subsequently recognized tax benefits, if any, in the amount of approximately $7.7 million will be applied directly to contributed capital. This amount relates to the tax effect of employee stock option deductions included in the Company’s net operating loss carryforward. Due to the Company’s operating losses and the uncertainty surrounding whether the Company would ultimately realize its deferred tax assets, as of December 31, 2004, a valuation allowance was maintained on all of the deferred tax assets.

For the years ended December 31, 2005 and 2004, the Company’s income from continuing operations before income tax benefit was approximately $8.9 million and $19.1 million, respectively, all of which was generated in the United States. For the year ended December 31, 2003, the Company’s loss from continuing operations before income taxes was approximately $1.9 million.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax benefit consists of the following:

	Years Ended December 31,
	2005	2004	2003
Current benefit:
Federal	$—	$—	$—
State	—	—	—

Total current benefit	—	—	—
Deferred benefit:
Federal	50,334	—	—
State	—	—	—

Total deferred benefit	50,334	—	—

Total income tax benefit	$50,334	$—	$—

Effective income tax rate	(566)%	0%	0%

The income tax benefit differs from the amount computed by applying the statutory rate to the Company’s income from continuing operations before income taxes as follows:

	Years Ended December 31,
	2005	2004	2003
Income tax (expense) benefit at statutory rate	$(3,110)	$(6,694)	$675
Valuation allowance and other	53,444	6,694	(675)

	$50,334	$—	$—

The difference between the statutory Federal income tax rate and the Company’s effective tax rate for the year ended December 31, 2005 is principally due to the release of the valuation of allowance related to loss carryforwards expected to be utilized to offset the taxable income generated as a result of the Distribution. The difference between the statutory Federal income tax rate and the Company’s effective tax rate for the years ended December 31, 2004 and 2003 is principally due to the Company incurring net operating losses for which no tax benefit was recorded.

(12) Redeemable Preferred Stock

On June 4, 1999, the Company issued and sold to Apollo Investment Fund IV, LP, Apollo Overseas Partners IV, LP and AIF IV/RRRR LLC, for an aggregate purchase price of $87.0 million, 126,000 shares of the Company’s Series A Preferred Stock, 126,000 Series 1-A Warrants (the “Series 1-A Warrants”), 1,916,994 Series 2-A Warrants (the “Series 2-A Warrants”), 744,000 shares of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”), 744,000 Series 1-B Warrants (the “Series 1-B Warrants”) and 10,345,548 Series 2-B Warrants (the “Series 2-B Warrants”). As approved at the Company’s 1999 annual meeting of stockholders, all Series B securities were converted to Series A securities.

The Series A Preferred Stock is subject to mandatory and optional redemption. On June 30, 2012, the Company will be required to redeem all Series A Preferred Stock plus any accrued and unpaid dividends. At the option of the Company, the Series A Preferred Stock can be redeemed after June 30, 2002 provided that the trading price of the Company’s common stock for each of the preceding 30 trading days is greater than $120.00

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

per share, or after June 30, 2004 at a price of 103% of the face value of the Series A Preferred Stock plus any accrued and unpaid dividends. In the event of a change of control, as defined, at the option of the holders of the majority of the then outstanding shares of the Series A Preferred Stock, the Company is required to redeem all or any number of such holders’ shares of Series A Preferred Stock plus any accrued and unpaid dividends. As a result of the July 2002 rights offering, the conversion price of the Series A Preferred Stock was adjusted, pursuant to certain anti-dilution provisions as defined, from $70.00 to $68.50 per share. As a result of the December 2004 private placement, the conversion price of the Series A Preferred Stock was further adjusted to $62.69 per share. The conversion price is subject to further adjustment pursuant to the anti-dilution provisions.

From the date of issuance to June 30, 2002, the quarterly dividends on the Series A securities were based on a rate of 7.5% per annum and were paid in additional shares of Series A securities. Under the terms of the securities purchase agreement, from July 1, 2002 through June 30, 2004, the quarterly dividend was based on a rate of 4.65% per annum and was payable, at the option of the holder, in additional shares of Series A securities or cash. As part of the settlement of a class action lawsuit filed against the Company, the Apollo Stockholders agreed to accept payment in additional shares of Series A securities. Dividends paid from July 1, 2004 through the date of redemption will be based on a rate of 4.65% per annum and will be payable quarterly in arrears in cash. The quarterly payment of approximately $1.4 million for the three months ended December 31, 2005 was declared on January 30, 2006 and paid on February 2, 2006. The quarterly payment of approximately $1.4 million for the three months ended December 31, 2004 was declared and paid on January 13, 2005. Each of these dividends are reflected are reflected in the accompanying consolidated financial statements in the carrying amount of the Series A Preferred Stock and in net loss attributable to common stockholders.

The Series 1-A and Series 2-A warrants are exercisable at any time and expire ten years from the date issued. The holders of the Series 1-A and Series 2-A warrants have the option to pay the exercise price of the warrants in cash, Company common stock previously held, or instructing the Company to withhold a number of Company shares with an aggregate fair value equal to the aggregate exercise price. Pursuant to the original terms of the Series 1-A warrants, each warrant was exercisable into 1.35 shares of the Company’s common stock, and the exercise price was dependent on the trading price of the Company’s common stock. The exercise price ranged from $0.10, if the trading price is equal to or greater than $70.00 per share, to $42.00 if the trading price is equal to or less than $40.00 per share. Pursuant to their original terms, each Series 2-A warrant was exercisable into 0.1 share of the Company’s common stock at an exercise price of $70.00.

The exercise price and the number of shares for which the Series 1-A and Series 2-A warrants are exercisable for is subject to adjustment under certain anti-dilution and other provisions as defined. As such, as a result of the issuance of additional shares of common stock in the July 2002 rights offering to shareholders other than the Apollo Stockholders at a price below the exercise price of the warrants at the time of the offering, the highest exercise price of the Series 1-A warrants was adjusted from $42.00 to $41.12, and the number of shares of the Company’s common stock issuable upon the exercise of each Series 1-A warrant became a range dependent on the trading price of the Company’s common stock. The number of shares issuable upon the exercise of each Series 1-A warrant ranged from 1.35 shares, if the trading price is equal to or greater than $70.00 per share to 1.379 shares if the trading price was less than or equal to $40.00 per share. The exercise price of the Series 2-A warrants was adjusted from $70.00 to $68.50, and the number of shares of the Company’s common stock issuable upon the exercise of each Series 2-A warrant was adjusted from 0.1 to 0.1022 shares.

As a result of the December 2004 private placement in which additional shares of common stock were sold at a price below the exercise price of the warrants at the time of the placement, the highest exercise price of the Series 1-A warrants was adjusted from $41.12 to $38.48, and the highest number of shares of the Company’s common stock issuable upon the exercise of each Series 1-A warrant was adjusted from 1.379 shares to 1.4737 shares. The exercise price of the Series 2-A warrants was adjusted from $68.50 to $62.69, and the number of

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares of the Company’s common stock issuable upon the exercise of each Series 2-A warrant was further adjusted to 0.111665 shares.

On January 2, 2003, pursuant to the settlement of a class action lawsuit, 22,218 Series 1-A warrants and 2,452,509 Series 2-A warrants were cancelled. As of December 31, 2004, the 1,199,007 shares of Series A Preferred Stock are convertible into 1,912,485 shares of common stock, and the 234,633 Series 1-A warrants and the 9,810,033 Series 2-A warrants are exercisable for 345,776 shares and 1,095,436 shares of common stock, respectively. Assuming all the Series A securities are either converted or exercised, as of December 31, 2005, the Apollo Stockholders would own approximately 63% of SkyTerra’s outstanding common stock and 35% of SkyTerra’s outstanding voting power on a fully diluted basis.

At the time of issuance, the Company ascribed value to the Series A securities based on their relative fair value. As such, $29.9 million was allocated to Series A Preferred Stock and the remaining $57.1 million was allocated to the related Series 1-A and Series 2-A warrants. This transaction was accounted for in accordance with EITF Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features.” Subsequently, dividends have been recorded representing the accrual of the quarterly paid-in-kind dividends and the accretion of the carrying value up to the face redemption over 13 years. For each of the years ended December 31, 2005, 2004 and 2003, such accretion totaled approximately $4.4 million.

(13) Stockholders’ Equity

On December 23, 2004, the Company sold 2,000,000 shares of its common stock for gross proceeds of $36.5 million (net proceeds of $35.1 million) in a private placement to a group of institutional investors. In connection with this sale, the Company entered into a registration rights agreement with the investors requiring that, among other things, the Company register the resale of the shares. If the Company does not meet certain deadlines between June 30, 2005 and December 31, 2005 with respect to making the registration effective, then warrants, which were issued to the investors in connection with the transaction, to purchase up to an additional 600,000 shares of common stock at an exercise price of $18.25 per share will vest and be exercisable at any time through December 23, 2009. The number of warrants that vest, if any, will depend on when the registration statement becomes effective. If the Company meets the June 30, 2005 deadline and otherwise complies with certain registration obligations, none of the warrants will vest. As part of the placement fees incurred in connection with the transaction, the Company also issued a warrant to purchase 110,000 shares at an exercise price of $18.25 per share to the placement agent. This warrant is exercisable at any time through December 23, 2009 and had an estimated fair value of approximately $2.2 million using the Black-Scholes option valuation model with the following assumptions: $21.50 price per share on date of grant, an expected life of five years, a risk free interest rate of 3.6%, volatility of 166% and an annual dividend yield of 0%.

On March 13, 2003, the Company commenced a cash tender offer at a price of $1.00 per share for up to 2,500,000 shares of its outstanding voting common stock. The tender offer expired on April 23, 2003 with 968,398 shares purchased for an aggregate cost, including all fees and expenses applicable to the tender offer, of approximately $1.2 million. The primary purpose of the tender offer was to provide public stockholders with additional liquidity for their shares of common stock, particularly in light of decreased liquidity arising from the decision of Nasdaq to delist the Company’s common stock, and to do so at a premium over the stock price before the tender offer and without the usual transaction costs associated with open market sales. The Apollo Stockholders (as defined in Note 4) did not sell any shares of common stock in the tender offer.

On January 10, 2003, as part of the settlement of a class action lawsuit, the Company issued 357,143 shares of the Company’s common stock to the plaintiff’s counsel as attorney’s fees. During the year ended December 31, 2002, the Company recognized a charge of $0.3 million relating to this settlement based on the $0.25 trading price of the common stock on January 2, 2003, the date the shares were issuable.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to an April 2002 investment agreement, the Apollo Stockholders may exchange shares of non-voting common stock for an equal number of shares of voting common stock if, after giving effect to such exchange, they collectively will own no more than 29.9% of the outstanding voting power of the Company. Following the issuance of common stock in the December 2004 private placement, the Apollo Stockholders’ voting power declined below 29.9%. Accordingly, as of December 31, 2005, the Apollo Stockholders may exchange 656,437 shares of non-voting common stock for an equal number of shares of voting common stock.

In connection with certain acquisitions made in 1999, the former shareholders agreed to indemnify the Company for any losses resulting from a breach of, among other things, their respective representations, warranties and covenants. To secure the indemnification obligations of these shareholders thereunder, 1,336 shares of the Company’s common stock delivered to these shareholders, included as part of the consideration, remain in escrow at December 31, 2005, and the liability of these shareholders under such indemnification obligations is expressly limited to the value of such shares held in escrow. During the year ended December 31, 2004, the Company retired 6,262 shares of its common stock as a reduction of consideration for acquisitions made during 1999 and 2000.

(14) Segment Information

The segment information is reported along the same lines that the Company’s chief operating decision maker reviews the operating results in assessing performance and allocating resources. Accordingly, the Company’s consolidated operations have been classified into four reportable segments: HNS, the MSV Joint Venture, ESP and Parent and other. HNS, which became a reportable segment following the April 2005 acquisition by the Company, is a provider of broadband satellite networks and services to the enterprise market and satellite Internet access to the North American consumer market. The MSV Joint Venture, which became a reportable segment following the November 2004 conversion of the notes receivable into limited partnership interests of the MSV Joint Venture, provides mobile digital voice and data communications services via satellite. ESP, which became a reportable segment following the August 2003 acquisition by the Company, is an engineering services firm with expertise in the design and manufacturing of electronic products and systems across many disciplines of electrical engineering. Parent and other includes the Company, other consolidated entities other than ESP and eliminations. Following the December 2005 decision to discontinue operating AfriHUB, AfriHUB is no longer a reportable segment.

The following table presents certain financial information on the Company’s reportable segments for the year ended December 31, 2005. The HNS column represents the results of operations for the period following the April 22, 2005 acquisition through December 31, 2005. Since our 23% share of the results of MSV Joint Venture’s operations and our 50% share of the results of HNS’ operations are already included in the Parent and Other column, the Eliminate MSV Joint Venture and HNS column removes the results of the MSV Joint Venture and HNS shown in the MSV Joint Venture and HNS columns.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	HNS	MSV Joint Venture	ESP	Parent and Other	Eliminate HNS and MSV Joint Venture	Consolidated
	(in thousands)
Revenues	$583,468	$29,381	$615	$—	$(612,849)	$615
Operating expenses	(516,860)	(68,534)	(592)	(9,322)	585,394	(9,914)

Gain (loss) from operations	66,608	(39,153)	23	(9,322)	(27,455)	(9,299)
Interest (expense) income, net	(22,744)	3,345	(59)	1,495	19,399	1,436
Equity in earnings of Hughes Network Systems, LLC	—	—	—	24,054	—	24,054
Equity in loss of Mobile Satellite Ventures LP	—	—	—	(9,469)	—	(9,469)
Loss on investments in affiliates	—	—	—	(638)	—	(638)
Other income, net	2,707	3,682	65	812	(6,389)	877
Minority interest	—	—	—	1,925	—	1,925

Net income (loss) before taxes, discontinued operations and cumulative effect of change in accounting principle	$46,571	$(32,126)	$29	$8,857	$(14,445)	$8,886

Total assets	$756,524	$216,784	$120	$205,217	$(973,308)	$205,337

The following table presents certain financial information on the Company’s reportable segments as of or for the year ended December 31, 2004. Although the MSV Joint Venture became a reportable segment in November 2004 following the conversion of the notes receivable, the MSV Joint Venture column represents the results of operations for the full year ended December 31, 2004 due to the significance to the Company’s operations. Since our 23% share of the results MSV Joint Venture’s operations for the period following the conversion is already included in the Parent and Other column, the MSV Joint Venture Elimination column removes the full year results of the MSV Joint Venture shown in the MSV Joint Venture column.

	MSV Joint Venture	ESP	Parent and Other	Eliminate MSV Joint Venture	Consolidated
	(in thousands)
Revenues	$29,007	$2,117	$—	$(29,007)	$2,117
Operating expenses	(55,762)	(2,932)	(8,471)	55,762	(11,403)

Loss from operations	(26,755)	(815)	(8,471)	26,755	(9,286)
Interest (expense) income, net	(8,109)	(56)	10,604	8,109	10,548
Equity in loss of Mobile Satellite Ventures LP	—	—	(1,020)	—	(1,020)
Loss on investments in affiliates	(275)	(164)	(1,172)	275	(1,336)
Other income, net	3,623	866	20,164	(3,623)	21,030
Minority interest	—	—	(810)	—	(810)

Net (loss) income before taxes and discontinued operations	$(31,516)	$(169)	$19,295	$31,516	$19,126

Total assets	$246,223	$268	$154,302	$(246,223)	$154,570

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents certain financial information on the Company’s reportable segments as of or for the year ended December 31, 2003:

	ESP	Parent and Other	Consolidated
Revenues	$699	$—	$699
Operating expenses	(1,412)	(6,234)	(7,646)

Loss from operations	(713)	(6,234)	(6,947)
Interest (expense) income, net	(11)	6,315	6,304
Loss on investments in affiliates	(112)	(292)	(404)
Other income, net	24	220	244
Minority interest	—	(1,126)	(1,126)

Net loss before taxes and discontinued operations	$(812)	$(1,117)	$(1,929)

Total assets	$555	$97,544	$98,099

As of December 31, 2005 and 2004, all of the Company’s long-lived assets were located in the United States.

(15) Discontinued Operations

Rare Medium

At the end of the third quarter of 2001, a decision to discontinue the operations of Rare Medium, Inc. and the LiveMarket subsidiary was made as a result of the weakening of general economic conditions that caused many companies to reduce spending on Internet-focused business solutions and in light of their performance and prospects. As of December 31, 2005 and 2004, cash of approximately $47,000 and $15,000, respectively, (excluding the $0.3 million of cash collateralizing a letter of credit as of December 31, 2004) was the remaining asset of Rare Medium, Inc. and LiveMarket. As of December 31, 2005 and 2004, the liabilities of these subsidiaries totaled approximately $0.8 million and $2.3 million, respectively, consisting of accounts payable and accrued expenses. As of December 31, 2004, Rare Medium, Inc. held $0.3 million of cash in a certificate of deposit which was maintained as collateral for a letter of credit supporting a lease obligation. The lease obligation and the letter of credit expired during the year ended December 31, 2005, and the collateral was released. For the years ended December 31, 2005, 2004 and 2003, the Company recognized a gain of approximately $1.1 million, nil and $1.2 million, respectively, as a result of the settlement of Rare Medium, Inc. liabilities at amounts less than their recorded amounts.

AfriHUB

In April 2004, the Company signed an agreement to acquire 80% of the outstanding membership interests of AfriHUB for an aggregate purchase price of $1.5 million in cash. AfriHUB planned to provide instructor led and distance based technical training and satellite based broadband Internet access and domestic and international calling services through exclusive partnerships with certain Nigerian based universities. While establishing centers which provide these services on two university campuses during the fourth quarter of 2004, AfriHUB experienced significant unanticipated delays and costs in opening these facilities, as well as greater price sensitivity within the university communities. As a result, AfriHUB suspended its planned roll out of service to additional campuses and is actively pursuing other opportunities to provide technical training in the Nigerian market, including establishing a facility on a single additional campus.

In connection with the allocation of the purchase price to the fair value of the identifiable net assets acquired, the Company ascribed approximately $0.6 million to a significant contract. This intangible asset was

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

being amortized over the approximate five-year minimum life of the contract, and for the year ended December 31, 2004, such amortization was approximately $34,000. As a result of AfriHUB’s strategy shift, the Company recognized an impairment loss of approximately $0.8 million during the year ended December 31, 2004 relating to this intangible asset and certain building improvements (see Note 1(f)).

In October 2004, AfriHUB agreed to sell membership interests to an unaffiliated third party for approximately $0.5 million in cash (see Note 1(p)). As a result of this sale of membership units, the Company’s ownership of AfriHUB’s outstanding membership interests decreased to approximately 70%.

In August 2005, the Company decided to cease providing funding to AfriHUB. As a result of this decision, the Company evaluated AfriHUB’s long-lived assets for recoverability and determined that the undiscounted cash flows over the remaining expected life of the two established centers was less than the carrying value of the assets relating to those centers. Accordingly, the Company assessed the fair value of these assets by estimating the recoverability of the computers and equipment upon a sale. The Company recognized a non-cash impairment loss relating to the computers and equipment as their carrying value exceeded the fair value by approximately $0.4 million.

In August 2005, AfriHUB’s Nigerian subsidiary borrowed approximately $0.2 million from a Nigerian bank under a term loan to fund the investment necessary to establish a facility on an additional university campus. The short-term borrowing, which is denominated in Nigerian Naira, is due in August 2006 and bears interest at an annual rate of 19% as of December 31, 2005. The interest rate is subject to change based on fluctuations of the bank’s money market rate. The Company has not guaranteed any amounts owed under the short-term borrowing.

In December 2005, the Company decided to discontinue operating AfriHUB and signed a letter of intent to sell its interests in AfriHUB for a promissory note with a principal amount of approximately $0.2 million and a maturity date one year following the execution of definitive documentation. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations of AfriHUB have been classified as discontinued operations on the accompanying statements of operations and prior period results have been reclassified. For the years ended December 31, 2005 and 2004, AfriHUB’s revenues of approximately $0.3 million and $10,000, respectively, have been included in loss from discontinued operations on the accompanying consolidated statements of operations. The following table presents the major classes of assets and liabilities of AfriHUB which are classified as held for sale on the accompanying consolidated balance sheets:

	December 31,
	2005	2004
	(in thousands)
Assets:
Cash	$74	$25
Other current assets	205	40
Property and equipment	189	566
Other assets	—	15

Total assets	$468	$646

Liabilities
Accounts payable	$210	$169
Accrued liabilities	77	77
Deferred revenue	162	—
Short-term borrowing	76	—

Total liabilities	$525	$246

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(16) Stock-Based Compensation Plans

The Company provides incentive and nonqualified stock option plans for directors, officers, and key employees of the Company and others. The Company has reserved a total of 2.3 million shares of authorized common stock for issuance under the 1998 Long-Term Incentive Plan (“Stock Incentive Plan”). The Company has options outstanding under the Nonqualified Stock Option Plan, but no new grants are being made under this plan. The number of options to be granted and the option prices are determined by the Compensation Committee of the Board of Directors in accordance with the terms of the plans. Options generally expire five to ten years after the date of grant.

During 1998, the Board of Directors approved the Stock Incentive Plan under which “non-qualified” stock options (“NQSOs”) to acquire shares of common stock may be granted to non-employee directors and consultants of the Company, and “incentive” stock options (“ISOs”) to acquire shares of common stock may be granted to employees. The Stock Incentive Plan also provides for the grant of stock appreciation rights, shares of restricted stock, deferred stock awards, dividend equivalents, and other stock-based awards to the Company’s employees, directors, and consultants. Under the Stock Incentive Plan, the option price of any ISO may not be less than the fair market value of a share of common stock on the date on which the option is granted. The option price of an NQSO may be less than the fair market value on the date the NQSO is granted if the Board of Directors so determines. An ISO may not be granted to a “ten percent stockholder” (as such term is defined in section 422A of the Internal Revenue Code) unless the exercise price is at least 110% of the fair market value of the common stock and the term of the option may not exceed five years from the date of grant. Common stock subject to a restricted stock purchase or a bonus agreement is transferable only as provided in such agreement. The maximum term of each stock option granted to persons other than ten percent stockholders is ten years from the date of grant.

Under the Nonqualified Stock Option Plan, which provided for the issuance of up to 510,000 shares, the option price as determined by the Compensation Committee was permitted to be greater or less than the fair market value of the common stock as of the date of the grant, and the options were generally exercisable for three to five years subsequent to the grant date. The Nonqualified Stock Option Plan expired on July 18, 2000, and thereafter, no new options can be granted under the plan.

On October 5, 2001, the Compensation Committee of the Company’s Board of Directors determined that because the outstanding options held by certain executive officers and employees were exercisable at prices that were significantly above prevailing market prices for the Company’s common stock, they no longer provided an adequate level of incentive. Accordingly, to reincentivize certain executive officers and employees of the Company and in recognition of their service to the Company, the Compensation Committee approved the repricing of the exercise prices of options to purchase an aggregate of 32,833 shares of common stock to $1.30 per share, the fair market value at the date of the repricing. On December 21, 2001, the Compensation Committee approved an additional repricing of the exercise prices of options to purchase an aggregate of 40,000 shares of common stock held by non-management directors to $6.00 per share, the fair market value at the date of the repricing. On October 15, 2002, in recognition of the former Chief Executive Officer’s contribution to the Company, among other things, the Compensation Committee of the Company’s Board of Directors approved the repricing of the exercise price of the former Chief Executive Officer’s outstanding options to purchase 140,000 shares of common stock to $0.85, the fair market value at the date of the repricing. As a result of these actions, the Company recorded non-cash compensation expense during the years ended December 31, 2005, 2004 and 2003 of approximately $0.4 million, $2.8 million and $0.1 million, respectively.

Pursuant to the Stock Incentive Plan, the Compensation Committee is required to make an equitable adjustment to the terms of options issued under that plan in the event a special, large and nonrecurring dividend or distribution affects the Company’s common stock such that an adjustment is appropriate in order to prevent

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dilution or enlargement of the rights of the participants under such plan. The Compensation Committee has discretion to make such an adjustment to any option issued under the Stock Incentive Plan by adjusting the number and kind of shares that may be issued in respect of outstanding options or the exercise price relating to such options. Pursuant to this provision, the holders of stock options who are current members of the Company’s management and Board of Directors, as well as a consultant and former directors who were involved with the acquisition of HNS, received an option to purchase one share of Hughes common stock for each option to purchase two shares of the Company’s common stock that they held as of the date of the Distribution. The exercise price and number of shares subject to the Company and Hughes options was adjusted so that the two options have a combined intrinsic value equal to the intrinsic value of the Company option before taking into account the effect of the Distribution. The options are otherwise exercisable on substantially the same terms and conditions set forth in the Stock Incentive Plan. The issuance of such options to purchase Hughes common stock were in lieu of a larger adjustment to the exercise price of the Company options that such holders would have been otherwise entitled had they not received options to purchase Hughes common stock. A reduction in the exercise price (or in some cases, an increase in the number of shares) is the manner in which all other options outstanding under the Stock Incentive Plan were adjusted.

Stock option activity under the various option plans is shown below:

	Weighted Average Exercise Prices	Number of Shares
Outstanding at January 1, 2003	$10.91	923,824
Granted	1.02	235,000
Forfeited	19.38	(37,650)
Exercised	1.30	(4,367)

Outstanding at December 31, 2003	8.58	1,116,807
Granted	3.35	220,000
Forfeited	62.01	(28,081)
Exercised	0.88	(321,966)

Outstanding at December 31, 2004	8.40	986,760
Granted	31.21	152,500
Exercised	2.98	(47,167)

Outstanding at December 31, 2005	$11.81	1,092,093

The following table summarizes weighted-average option price information:

Range of Exercise Prices	Number Outstanding at December 31, 2005	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
$ 0.85 – $ 0.85	288,000	6.18	$0.85	288,000	$0.85
$ 0.91 – $ 1.55	230,000	7.33	$1.02	151,668	$1.02
$ 1.80 – $ 6.00	244,833	6.82	$3.16	124,836	$3.68
$ 6.60 – $38.44	221,867	8.12	$25.95	45,201	$19.82
$51.10 – $95.00	107,393	3.12	$54.80	107,393	$54.80

	1,092,093	6.29	$11.81	717,098	$10.65

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(17) Related Party Transactions

Hughes Systique

On October 12, 2005, through Hughes, the Company acquired Series A Preferred Shares from Hughes Systique for $3.0 million, representing an ownership of approximately 26% on an undiluted basis. The founders of Hughes Systique include the Chief Executive Officer and President of Hughes, as well as certain current and former employees of HNS, including the Chief Executive Officer and President’s brother. The Chief Executive Officer and President of Hughes and his brother own an aggregate of approximately 21% of Hughes Systique on an undiluted basis.

Separation Agreement

On December 30, 2005, in preparation for the Distribution, the Company and Hughes entered into a Separation Agreement pursuant to which the Company contributed to Hughes, effective December 31, 2005, all of its assets, liabilities and operations other than those associated with the MSV Joint Venture and TerreStar, $12.5 million of cash, cash equivalents and short-term investments and the obligations pursuant to the Series A Preferred Stock. Upon a change of control of the Company, the remaining balance of the $12.5 million of cash at such time, if any, will be transferred to Hughes. The Separation Agreement also provides that Hughes is responsible for paying all fees, costs and expenses directly related to the Distribution, except to the extent such fees have already been paid by the Company. In addition, the Separation Agreement provides for certain indemnifications, tax sharing, consulting services and access to facilities.

Indemnification. The Separation Agreement provides that Hughes will indemnify the Company against losses based on, arising out of or resulting from (i) the ownership or the operation of the assets or properties transferred to Hughes under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, Hughes, whether in the past or future; (ii) any other activities Hughes engages in; (iii) any guaranty, keepwell, of or by the Company provided to any parties with respect to any of Hughes’s actual or contingent obligations and (iv) certain other matters described in the Separation Agreement. The Separation Agreement provides that the Company will indemnify Hughes against losses based on, arising out of or resulting from the ownership or operation of the assets or properties of the MSV Joint Venture or TerreStar, or the operation or conduct of their businesses, including the contracts entered into by them, and certain other matters described in the Separation Agreement.

Tax sharing agreement. The tax sharing agreement governs the allocation between Hughes and the Company of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods. Hughes will generally be responsible for, and indemnify the Company and its subsidiaries against, all tax liabilities imposed on or attributable to (i) Hughes and any of its subsidiaries relating to all taxable periods and (ii) the Company and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of the Company, in each case, after taking into account any tax attributes of the Company or any of its subsidiaries that are available to offset such tax liabilities. Notwithstanding the foregoing, Hughes is not responsible for any taxes relating to the MSV Joint Venture, TerreStar or a change of control of the Company. Additionally, under the tax sharing agreement, the Company is responsible for, and indemnifies Hughes and its subsidiaries against, all tax liabilities imposed on or attributable to the MSV Joint Venture and TerreStar relating to all taxable periods, the Company and any of its subsidiaries relating to all taxable periods or portions thereof beginning and ending after a change of control, and any change of control of the Company.

Consulting services. The Company will provide Hughes with the consulting services of its officers, not to exceed an aggregate of 200 hours per month, for a monthly fee of $25,000. Such services may be terminated by either party at any time with or without cause by providing ten business days notice to the non-terminating party.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Access to facilities. The Company will provide Hughes with use of its facilities, including information technology and communications equipment and services at such premises, until the earlier of a change of control of the Company or such other time that the parties mutually agree. In exchange, Hughes will pay the Company $7,500 per month.

Miraxis

In May 2002, the Company acquired ownership interests in Miraxis (see Note 5(c)). Prior to joining the Company, the Company’s Chief Executive Officer and President served as President of Miraxis, a position he continues to hold. The Company’s Chief Executive Officer and President currently holds shares, options and warrants of Miraxis representing approximately 1% of the outstanding ownership interests.

Miraxis License Holdings, LLC (“MLH”) and a subsidiary, entities unaffiliated with Miraxis, other than as described herein, hold the rights to certain orbital slots, one of which Miraxis had the ability to use so long as it implemented its business plan. Miraxis issued 10% of its outstanding common equity on a fully diluted basis to MLH as partial consideration for access to that slot. In addition, Miraxis was required to pay certain royalties to MLH for use of the slot if it ever launched satellites. Miraxis ceased operations during the year ended December 31, 2005 and, accordingly, the arrangement with MLH terminated. Prior to becoming affiliated with the Company, its Chief Executive Officer and President acquired a 2% interest in MLH. In addition, prior to the Company acquiring an interest in Miraxis, an affiliate of the Company’s preferred stockholders acquired an approximate 70% interest in MLH.

Other

During the years ended December 31, 2005 and 2004 and from the August 25, 2003 acquisition through December 31, 2003, ESP recognized revenues totaling approximately $18,000, $0.6 million and $0.3 million, respectively, for services provided to Navigauge and the MSV Joint Venture.

Certain of the Company’s directors and officers serve on the board of directors of affiliates, including the MSV Joint Venture and TerreStar. Such directors and officers have received stock-based compensation from such affiliates for their service. The amount of stock-based compensation received by the Company’s directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ board of directors.

(18) Contingencies and Commitments

Regulatory

In April 2005, the Federal Communications Commission (“FCC”) approved a license application submitted by the Company which provides the Company with access to a satellite orbital slot. To ensure that the Company complies with certain milestones with respect to the construction, launch and initial operation of a satellite in the orbital slot, the FCC requires the Company to maintain a surety bond with an initial amount of $3.0 million. As the milestones are achieved over a five year schedule, the amount of the surety bond will be reduced. To secure the insurance company’s obligation under the surety bond, the Company must maintain a letter of credit in an amount equal to the value of the surety bond. The letter of credit agreement requires the Company to maintain a restricted cash account for 102% of the amount of the letter of credit. As of December 31, 2005, the Company had approximately $3.1 million in the restricted cash account. Restricted cash balances which are expected to be restricted for more than one year have been classified as non-current assets on the accompanying consolidated balance sheets.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leases

The Company has non-cancelable operating leases with future minimum payments totaling approximately $0.1 million that expire during the year ending December 31, 2006. Excluded from the future minimum lease payments is $1.0 million, net of secured letters of credit issued by the assignee, relating to leases that have been assigned and require no future payments by the Company unless there is a default by the party to which the respective lease has been assigned.

Total expense under operating leases amounted to approximately $0.2 million, $0.3 million and $0.2 million for 2005, 2004 and 2003, respectively.

Litigation

The Company and certain of its subsidiaries (along with the Engelhard Corporation (“Engelhard”)) were parties to an arbitration relating to certain agreements that existed between or among the claimant and ICC Technologies, Inc., the Company’s former name, and the Engelhard/ICC (“E/ICC”) joint venture arising from the desiccant air conditioning business that the Company and its subsidiaries sold in 1998. The claimant sought $8.5 million for (1) its alleged out of pocket losses in investing in certain of E/ICC’s technology; (2) unjust enrichment resulting from the reorganization of E/ICC in 1998; and (3) lost profits arising from the fact that it was allegedly forced to leave the air conditioning business when the E/ICC joint venture was dissolved. On December 30, 2005, the parties to the arbitration executed a definitive binding settlement agreement. Pursuant to the settlement agreement, Engelhard agreed to pay the claimant $0.7 million. In return, the Company and Engelhard exchanged general releases with the claimants, settling the arbitration. In connection with the settlement, the Company and Engelhard exchanged general releases, and the Company reimbursed Engelhard for approximately $0.2 million of the settlement payment.

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on information presently available, the resolution of any such additional legal matters will not have a material adverse effect on the Company’s financial position, results of operations or its cash flows.

Other

On May 7, 2004, in connection with services being provided which support the regulatory effort of the MSV Joint Venture, the MSV Investors Subsidiary agreed to pay an unaffiliated consultant a one-time fee of $0.4 million upon a liquidity event, as defined in the agreement. The MSV Investors Subsidiary will recognize an expense related to this fee if and when a liquidity event becomes probable. A consolidation transaction described in Note 3, if such a transaction is consummated, would likely be considered a liquidity event which would require payment of the one-time fee.

(19) Subsequent Events

HNS Acquisition

In January 2006, through Hughes, the Company acquired the remaining 50% of the Class A membership interests of HNS from DTV Networks for $100.0 million in cash. Following closing of the acquisition, Hughes pledged its Class A membership interests of HNS to secure the obligations of HNS under the term indebtedness and serves as the managing member of HNS.

SKYTERRA COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Apollo Loan and Rights Offering

To finance the January 2006 acquisition of the remaining 50% of the Class A membership interests of HNS, Hughes obtained $100.0 million of short-term debt financing from certain of the Apollo Stockholders. Concurrent with the Distribution, Hughes conducted a rights offering to its stockholders in order to repay the short-term debt financing provided by the Apollo Stockholders. In connection with such rights offering, in March 2006, the Apollo Stockholders converted approximately $68.4 million of the short-term debt financing into shares of common stock of Hughes at the $12.75 per share subscription price in the rights offering. The remaining $31.6 million of principal and interest obligations under the short-term debt financing was repaid in cash from the proceeds from the proceeds from the rights offering.

Distribution

On February 21, 2006, the Company completed the Distribution and distributed to each of its stockholders one-half of one share of Hughes common stock for each share of the Company’s common or non-voting common stock held as of the close of business on February 13, 2006 (or, in the case of the Series A Preferred Stock and Series 1-A and 2-A warrants, in accordance with their terms, one-half of one share of Hughes common stock for each share of the Company’s common stock issuable upon conversion or exercise of such preferred stock and warrants held as of the close of business on February 13, 2006).

Series A Preferred Stock Dividend

The terms of the Company’s Series A Preferred Stock provide for dividends of 4.65% of the then current face value to be paid quarterly in arrears. The payment of approximately $1.4 million, for the three months ended December 31, 2005, was declared by the Company’s board of directors on January 30, 2006 and paid on February 2, 2006 and is reflected in the accompanying consolidated financial statements in the carrying amount of the Series A Preferred Stock and in net loss attributable to common stockholders.

SKYTERRA COMMUNICATIONS, INC.

Schedule II—Valuation and Qualifying Accounts

Deductions – Descriptions	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Deductions		Balance at End of Year
Reserves and allowances deducted from asset accounts:

Allowances for uncollectible accounts receivable

Year ended December 31, 2003	—	$43,672	—	—		$43,672
Year ended December 31, 2004	$43,672	$38,093	—	$(3,915)		$77,850
Year ended December 31, 2005	$77,850	—	—	—		$77,850

Allowances for uncollectible notes receivable

Year ended December 31, 2003	$20,160,774	$1,855,292	—	—		$22,016,066
Year ended December 31, 2004	$22,016,066	—	—	$(22,016,066	)(1)	—
Year ended December 31, 2005	—	—	—	—		—

(1)	Relates to adjustment to reserve for note receivable from Motient Corporation as a result of repayment of amounts owed thereunder.